Exhibit 10.1
EMPLOYMENT AGREEMENT
THIS AGREEMENT (the “Agreement”) is hereby entered into as of the 24th day of June, 2010 and is effective as of July 26, 2010 or such other date on or before August 1, 2010 as may be mutually agreed by the parties (the “Effective Date”), by and between Armstrong World Industries, Inc. (the “Company”) and Matthew Espe (“Executive”) (each hereinafter referred to as a “party” and collectively as “the parties”).
In consideration of the respective agreements of the parties contained herein, it is agreed as follows:
1.	Term. The initial term of Executive’s employment under this Agreement shall be for the period commencing on the Effective Date and ending, subject to earlier termination as set forth in Section 6, on the third anniversary of the Effective Date (such term, as may be hereafter extended, the “Employment Term”); provided, however, that commencing with the third anniversary of the Effective Date and on each anniversary thereof (each an “Anniversary Date”), the Employment Term shall be automatically renewed for one (1) additional year beyond the term otherwise established, unless one party provides written notice to the other party, at least ninety (90) days in advance of an Anniversary Date, of its intent not to renew the Employment Term for an additional one year period.

2.	Employment. During the Employment Term:
(a)	Executive shall (i) serve as the Chief Executive Officer of the Company, with such authority, power, duties and responsibilities as are commensurate with such position and as are customarily exercised by a person situated in a similar executive capacity at a similar company, (ii) report directly to the Board of Directors of the Company (the “Board”) and (iii) initially be appointed to serve as a member of the Board and thereafter be nominated to serve on the Board.
(b)	Executive shall devote his full-time business attention to the business and affairs of the Company and he shall perform his duties faithfully and efficiently subject to the directions of the Board. Executive may serve on civil or charitable boards or committees as long as such service does not interfere with the performance of his responsibilities hereunder and subject to the Company’s code of conduct and other applicable policies as in effect from time to time. Executive may manage personal and family investments and affairs, participate in industry organizations and deliver lectures at educational institutions, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder. Executive may also continue to serve as a member of the two outside corporate board set forth on Exhibit A, so long as such activities do not interfere with the performance of Executive’s responsibilities hereunder.
(c)	Executive shall be subject to and shall abide by each of the Company’s personnel policies applicable to other senior executives.

3.	Annual Compensation.
(a)	Base Salary. The Company agrees to pay or cause to be paid to Executive during the Employment Term a base salary at the annual rate of $980,000 or such increased amount as the Board may from time to time determine (hereinafter referred to as the “Base Salary”); provided, however, that the Base Salary may be reduced by no more than 10% in connection with an across-the-board salary reduction by the Company similarly affecting all senior executives of the Company. The Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives. Such Base Salary shall be reviewed at least annually by the Board or by the Management Development and Compensation Committee of the Board (the “Committee”) pursuant to the Company’s normal performance review policies for senior executives.
(b)	Incentive Compensation. For each fiscal year of the Company ending during the Employment Term, beginning with the 2010 fiscal year, Executive shall be eligible to receive a target annual cash bonus of 100% of the Base Salary as in effect on the final day of such fiscal year (such target bonus, as may hereafter be increased, the “Target Bonus”) with the opportunity to receive a maximum annual cash bonus of 200% of the Target Bonus, as approved by the Committee in its sole discretion, if the Company and Executive achieve certain performance targets set by the Committee. Such annual cash bonus (“Incentive Compensation”) shall be paid in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Executive, whichever is later) in which the performance targets have been achieved. Notwithstanding the foregoing, Executive’s Incentive Compensation paid with respect to the fiscal year ending December 31, 2010 will be equal to at least the Target Bonus as prorated based on Executive’s actual full and partial months of employment.
(c)	Long-Term Incentive Opportunity. To the extent the Company determines to award stock options, restricted stock units or other similar consideration to management personnel based upon duration of employment, status as an officer of the Company or achievement of performance targets, or any combination of the foregoing, Executive shall be eligible to participate in such programs. For each fiscal year during the Employment Term, beginning with the fiscal year commencing on January 1, 2011, Executive shall be eligible to receive equity-based compensation, subject to the terms and conditions set forth in the applicable plan and agreements, and in all cases, as determined by the Committee in its sole discretion, based on the performance of the Executive and/or the Company.

4.	Sign-On Compensation and Benefits.
(a)	Replacement Restricted Cash Bonus. Executive shall be entitled to receive a cash bonus of $3.452 million (the “Replacement Cash Bonus”) subject to continued employment through November 1, 2010 (the “Vesting Date”). The Replacement Cash Bonus shall be settled in cash within ten (10) business days of the Vesting Date.
(b)	Replacement Restricted Stock Unit Grant. On or as soon as practicable following the Effective Date, the Company shall grant Executive a number of restricted stock units (the “Replacement RSUs”) with a grant date value of $1.1 million, calculated by dividing 1,100,000 by the fair market value of Company common stock on the date of grant, as determined under the Company’s 2006 Long Term Incentive Plan. The terms and conditions of such Replacement RSUs shall be as set forth in the form of Restricted Stock Unit Award Agreement attached hereto as Exhibit B.
(c)	Inducement Time-Vesting Stock Option Grant. On or as soon as practicable following the Effective Date, the Company shall grant Executive stock options to purchase a number of shares of Company stock (the “Inducement Stock Option”) which have a grant date value of $3.5 million, determined using the Black-Scholes valuation model consistent with FASB ASC Topic 718 and the methodology used by the Company in connection with the preparation of its financial statements. The Inducement Stock Option shall have a per share exercise price equal to the fair market value of Company common stock on the date of grant, as determined under the Company’s 2006 Long Term Incentive Plan, and shall be subject to the terms and conditions set forth in the form of Nonqualified Stock Option Agreement attached hereto as Exhibit C.
(d)	Inducement Price-Vesting Restricted Stock Unit Grant. On or as soon as practicable following the Effective Date, the Company shall grant Executive a number of performance-based restricted stock units (the “Inducement RSUs”) with a grant date value of $1.5 million, calculated by dividing 1,500,000 by the fair market value of Company common stock on the date of grant, as determined under the Company’s 2006 Long Term Incentive Plan. The terms and conditions of such Inducement RSUs shall be as set forth in the form of Restricted Stock Unit Award Agreement attached hereto as Exhibit D.
5.	Other Benefits.
(a)	Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company and made available to employees generally (other than plans in effect on the date hereof that are closed to new participants), to the extent Executive is eligible under the terms of such plans. Executive’s participation in such plans, practices and programs shall be on the same basis and terms as are applicable to employees of the Company generally.

(b)	Executive Benefits. During the Employment Term, Executive shall be entitled to participate in such executive benefit plans now maintained or hereafter established by the Company for the benefit of senior executives of the Company generally, on the same basis and terms as are applicable to such senior executives generally. No additional compensation provided under any of such plans shall be deemed to modify or otherwise affect the terms of this Agreement or any of Executive’s entitlements hereunder.
(c)	Fringe Benefits and Perquisites. During the Employment Term, Executive shall be entitled to such fringe benefits and perquisites as are generally made available by the Company to all senior executives, on the same basis and terms as are applicable to such senior executives generally.
(d)	Business Expenses. Upon submission of proper invoices in accordance with the Company’s policies, Executive shall be entitled to receive prompt reimbursement of all reasonable out-of-pocket business, entertainment and travel expenses incurred by Executive in connection with the performance of Executive’s duties hereunder and otherwise incurred in accordance with the Company’s travel and entertainment policy in effect from time to time. Such reimbursement shall be made as soon as practicable and in no event later than the end of the calendar year following the calendar year in which the expenses were incurred.
(e)	Office and Facilities. During the Employment Term, Executive shall be provided with an appropriate office at the Company’s headquarters, with such secretarial and other support facilities as are commensurate with Executive’s status with the Company and adequate for the performance of Executive’s duties hereunder.
(f)	Vacation and Sick Leave. Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of Executive’s employment under this Agreement, pursuant to the following:
(i)	Executive shall be entitled to annual vacation in accordance with the vacation policies of the Company as in effect from time to time, which shall in no event be less than five weeks per year; and
(ii)	Executive shall be entitled to sick leave (without loss of pay) in accordance with the Company’s policies as in effect from time to time.
6.	Termination. The Employment Term and Executive’s employment hereunder may be terminated under the circumstances set forth below; provided, however, that notwithstanding anything contained herein to the contrary, Executive shall not have any duties or responsibilities to the Company after Executive’s termination of employment during the Employment Term or upon expiration of the Employment Term that would preclude Executive from having a “separation from service” from the Company within the meaning of Section 409A of the Code, upon expiration of the Employment Term.

(a)	Disability. The Company may terminate the Employment Term and Executive’s employment hereunder, on written notice to Executive after having reasonably established Executive’s Disability. For purposes of this Agreement, Executive will be deemed to have a “Disability” if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of the Executive’s duties with the Company for a period of six (6) consecutive months, the Company shall have given the Executive a Notice of Termination for Disability, and, within thirty (30) days after such Notice of Termination is given, the Executive shall not have returned to the full-time performance of the Executive’s duties. Executive shall be entitled to the compensation and benefits provided for under this Agreement for any period prior to Executive’s termination by reason of Disability during which Executive is unable to work due to a physical or mental infirmity in accordance with the Company’s policies for similarly-situated executives.
(b)	Death. Employment Term and Executive’s employment hereunder shall be terminated as of the date of Executive’s death.
(c)	Cause. The Company may terminate Employment Term and Executive’s employment hereunder for “Cause” by providing a Notice of Termination (as defined in Section 7 below) that notifies Executive of his termination for Cause, effective as of the date of such notice. “Cause” shall mean, for purposes of this Agreement: (a) the deliberate and continued failure to substantially perform Executive’s duties and responsibilities under this Agreement; (b) the criminal felony conviction of, or a plea of guilty or nolo contendere by, Executive; (c) the material violation of Company policy; (d) the act of fraud or dishonesty resulting or intended to result in personal enrichment at the expense of the Company; (e) the gross misconduct in performance of duties that results in material economic harm to the Company; or (f) the material breach of this Agreement by Executive. Notwithstanding the foregoing, in order to establish “Cause” for Executive’s termination for purposes of clauses (a) and (f) above, the Company must deliver a written demand to Executive which specifically identifies the conduct that may provide grounds for Cause, and the Executive must have failed to cure such conduct within thirty (30) days after such demand. Reference in this paragraph to the Company shall also include direct and indirect subsidiaries of the Company.
(d)	Without Cause. The Company may terminate the Employment Term and Executive’s employment hereunder other than for Cause, Disability or death. The Company shall deliver to Executive a Notice of Termination (as defined in Section 7 below) prior to such termination other than for Cause, Disability or death, which notice shall specify the termination date.

(e)	Good Reason. Executive may terminate the Employment Term and his employment hereunder with the Company for Good Reason (as defined below) by delivering to the Company a Notice of Termination not less than thirty (30) days prior to such termination for Good Reason. The Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such thirty-day notice period. For purposes of this Agreement, “Good Reason” means any of the following: (a) a material diminution in Executive’s duties, title or position; (b) a reduction of ten percent (10%) or more by the Company in the Executive’s Base Salary except for across-the-board salary reductions similarly affecting all senior executive officers of the Company; or (c) a material breach by the Company of its obligations under this Agreement. Good Reason shall not exist unless Executive shall provide notice of the existence of the Good Reason condition within ninety (90) days of the date Executive learns of the condition. The Company shall have a period of thirty (30) days during which it may remedy the condition, and in case of full remedy such condition shall not be deemed to constitute Good Reason hereunder.
(f)	Without Good Reason. Executive may voluntarily terminate the Employment Term and Executive’s employment hereunder without Good Reason by delivering to the Company a Notice of Termination not less than ninety (90) days prior to such termination and the Company shall have the option of terminating Executive’s duties and responsibilities prior to the expiration of such ninety-day notice period.
7.	Notice of Termination. Any purported termination by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that indicates a termination date, the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of Executive’s employment hereunder shall be effective without such Notice of Termination (unless waived by the party entitled to receive such notice, in the manner described in Section 15(h)).
8.	Compensation Upon Termination. Upon termination of Executive’s employment during the Employment Term, Executive shall be entitled to the following benefits:
(a)	Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, the Company shall provide Executive with the following payments and benefits (collectively, the “Accrued Compensation”):
(i)	any accrued and unpaid Base Salary;
(ii)	any Incentive Compensation earned but unpaid in respect of any completed fiscal year preceding the termination date;
(iii)	reimbursement for any and all monies advanced or expenses incurred in connection with Executive’s employment for reasonable and necessary expenses incurred by Executive on behalf of the Company for the period ending on the termination date;
(iv)	any accrued and unpaid vacation pay;

(v)	any previous compensation that Executive has previously deferred (including any interest earned or credited thereon), in accordance with the terms and conditions of the applicable deferred compensation plans or arrangements then in effect, to the extent vested as of Executive’s termination date; and
(vi)	any amount or benefit as provided under any plan, program, agreement or corporate governance document of the Company or its affiliates that are then-applicable (the “Company Arrangements”), in accordance with the terms thereof.
(b)	Termination by the Company for Disability. If Executive’s employment is terminated by the Company for Disability, Executive shall be entitled to:
(i)	the Accrued Compensation; and
(ii)	accelerated vesting of the Replacement Cash Bonus which shall be paid within ten (10) business days of the accelerated vesting date.
(c)	Termination By Reason of Death. If Executive’s employment is terminated by reason of Executive’s death, Executive shall be entitled to:
(i)	the Accrued Compensation; and
(ii)	accelerated vesting of the Replacement Cash Bonus which shall be paid within ten (10) business days of the accelerated vesting date.
(d)	Termination by the Company Other Than for Cause, Disability or Death, or by Executive with Good Reason. If Executive’s employment with the Company shall be terminated (x) by the Company other than for Cause, Disability or death, or (y) by Executive with Good Reason, Executive shall be entitled to the following payments and benefits; provided that, in the case of clauses (ii), (iii) and (iv) below, Executive shall have executed and not revoked a release of claims in substantially the form set forth in Exhibit E hereto:
(i)	the Accrued Compensation;
(ii)	an amount equal to the product of (A) the Incentive Compensation that Executive would have been entitled to receive in respect of the fiscal year in which Executive’s termination date occurs, had Executive continued in employment until the end of such fiscal year, which amount shall be determined based on the Company’s actual performance for such year relative to the Company performance goals applicable to Executive (but without any exercise of negative discretion with respect to Executive in excess of that applied either to senior executives of the Company generally for the applicable performance period or in accordance with the Company’s historical past practice), and (B) a fraction (x) the numerator of which is the number of days in such fiscal year through termination date and (y) the denominator of which is 365; such amount shall be payable in a cash lump sum payment at the time such bonus or incentive awards are payable to other participants (but no later than March 15 of the following calendar year);

(iii)	in lieu of any further Base Salary or other compensation or benefits not described in clauses (i), (ii), (iv), or (v) for periods subsequent to the termination date, an amount in cash, which amount shall be payable in a lump sum payment within sixty (60) days following such termination, equal to two (2) times Executive’s Base Salary; and
(iv)	accelerated vesting of the Replacement Cash Bonus which shall be paid within sixty (60) days following such termination; and
(v)	the Company shall provide Executive and Executive’s dependents with continued coverage under any health, medical, dental, vision or life insurance program or policy in which Executive was eligible to participate as of the time of Executive’s employment termination, for two (2) years following such termination on terms no less favorable to Executive and Executive’s dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to such termination, which coverage shall cease, on a benefit-by benefit basis, once any coverage is made available to Executive by a subsequent employer. COBRA continuation coverage shall run concurrently with such two-year period. Anything herein to the contrary notwithstanding, the terms of this Section 8(d)(v) shall be modified to the extent required to meet the provisions of any federal law applicable to the healthcare plans and arrangements of the Company, including to the extent required to maintain the grandfathered status of such plans or arrangements under federal law. Any failure to provide the coverage specified herein shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall use its reasonable efforts to provide economically equivalent payments or benefits to Executive to the extent possible without adverse effects on the Company, to the extent permitted by law.
(e)	Expiration of Employment Term After Notice of Non-Renewal by the Company. If the Employment Term ends after the Company delivers a notice of non-renewal (as described in Section 1), or upon expiration of Employment Term, whether or not Executive terminates employment, Executive shall not be entitled to severance benefits hereunder.
(f)	No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or otherwise and, except as provided in Sections 8(d)(v) above, no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

9.	Section 409A. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, (i) no amounts shall be paid to Executive under Section 8 of this Agreement until Executive would be considered to have incurred a separation from service from the Company within the meaning of Section 409A of the Code, and (ii) amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six months following Executive’s separation from service (or death, if earlier). Each amount to be paid or benefit to be provided to Executive pursuant to this Agreement, which constitutes deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of this Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes.

10.	Records and Confidential Data.
(a)	Executive acknowledges that in connection with the performance of Executive’s duties during the Employment Term, the Company will make available to Executive, or Executive will develop and have access to, certain Confidential Information (as defined below) of the Company and its subsidiaries. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of Executive’s employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its subsidiaries.
(b)	Executive shall keep confidential all Confidential Information, shall not use Confidential Information in any manner that is detrimental to the Company, shall not use Confidential Information other than in connection with Executive’s discharge of Executive’s duties hereunder, and shall safeguard the Company from unauthorized disclosure; provided, however, that Confidential Information may be disclosed by Executive (i) to the Company and its affiliates, or to any authorized agent or representative of any of them, (ii) in connection with performing his duties hereunder, (iii) subject to Section 11(c), when required to do so by law or by a court, governmental agency, legislative body, arbitrator or other person with apparent jurisdiction to order him to divulge, disclose or make accessible such information, provided that Executive notify the Company prior to such disclosure, (iv) in the course of any proceeding under Sections 12 or 13 of this Agreement or (v) in confidence to an attorney or other professional advisor for the purpose of securing professional advice, so long as such attorney or advisor is subject to confidentiality restrictions no less restrictive than those applicable to Executive hereunder.

(c)	As soon as possible following the termination of Executive’s employment hereunder, Executive shall return to the Company all written Confidential Information that is in his possession or control and destroy all of his copies of any analyses, compilations, studies or other documents containing or reflecting any Confidential Information. Within five (5) business days of the receipt of such request by Executive, Executive shall, upon written request of the Company, deliver to the Company a document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 10(c).
(d)	For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company and its subsidiaries, including, without limitation,
(i)	trade secrets concerning the business and affairs of the Company and its subsidiaries, product specifications, data, know-how, formulae, compositions, processes, non-public patent applications, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information);
(ii)	information concerning the business and affairs of the Company and its subsidiaries (which includes unpublished financial statements, financial projections and budgets, unpublished and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, to the extent not publicly known, personnel training and techniques and materials) however documented; and
(iii)	notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company or its subsidiaries containing or based, in whole or in part, on any information included in the foregoing. For purposes of this Agreement, the Confidential Information shall not include and Executive’s obligations shall not extend to (i) information that is generally available to the public, (ii) information obtained by Executive other than pursuant to or in connection with this employment and (iii) information that is required to be disclosed by law or legal process.

11.	Covenant Not to Solicit, Not to Compete, Not to Disparage and to Cooperate in Litigation.
(a)	Covenant Not to Solicit. To protect the Confidential Information and other trade secrets of the Company as well as the goodwill and competitive business of the Company, Executive agrees, during the Employment Term and for a period of twenty-four (24) months after Executive’s cessation of employment with the Company, (i) not to solicit or participate in or assist in any way in the solicitation of any employees of the Company (ii) not to solicit, influence or attempt to influence any person who was a customer of the Company or its affiliates during the period of Executive’s employment hereunder or solicit, influence or attempt to influence potential customers who are or were identified through leads developed during the course of employment with the Company, or otherwise divert or attempt to divert any existing business of the Company and its affiliates. For purposes of clause (i) of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of the Company to cease employment with the Company (except in the course of Executive’s duties to the Company) or to become employed with any other person, partnership, firm, corporation or other entity, provided, that solicitation through general advertising not targeted at the Company’s employees or the provision of references shall not constitute a breach of such obligations. Executive agrees that the covenants contained in this Section 11(a) are reasonable and desirable to protect the Confidential Information of the Company.

(b)	Covenant Not to Compete.
(i)	To protect the Confidential Information and other trade secrets of the Company as well as the goodwill and competitive business of the Company, Executive agrees, during the Employment Term and for a period of twenty-four (24) months after Executive’s cessation of employment with the Company, that Executive will not, except in the course of Executive’s employment hereunder, directly or indirectly for the Executive or any third party, manage, operate, control, or participate in the management, operation, or control of, be employed by, associated with, or in any manner connected with, lend Executive’s name to, or render services or advice to, any third party, or any business, whose products compete (including as described below) with the material products of the Company; provided, however, that Executive may in any event (x) own up to a 5% passive ownership interest in any public or private entity, and (y) be employed by, or otherwise have material association with, any business whose products compete with the material products of the Company so long as his employment or association is solely with a separately managed and operated division or affiliate of such business that does not compete with the Company.

(ii)	For purposes of this Section 11(b), any third party, or any business, whose products compete includes any entity engaged in any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the Company or any of its affiliates, or any entity with which the Company has a product(s) licensing agreement at the end of the Employment Term and any entity with which the Company is, at the time of termination, negotiating, and eventually concludes within twelve (12) months of the Employment Term, a product licensing or acquisition agreement.
(c)	Cooperation in Any Investigations and Litigation. Executive agrees that Executive will reasonably cooperate with the Company, and its counsel, in connection with any investigation, inquiry, administrative proceeding or litigation relating to any matter in which Executive becomes involved or of which Executive has knowledge as a result of Executive’s service with the Company by providing truthful information. The Company agrees to promptly reimburse Executive for reasonable expenses (including attorneys fees and other expenses of counsel) reasonably incurred by Executive, in connection with Executive’s cooperation pursuant to this Section 11(c). Such reimbursements shall be made as soon as practicable, and in no event later than the calendar year following the year in which the expenses are incurred. Executive agrees that, in the event Executive is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Executive’s employment by the Company, Executive will, to the extent not legally prohibited from doing so, give prompt notice of such request to the General Counsel of the Company so that the Company may contest the right of the requesting person or entity to such disclosure before making such disclosure. Nothing in this provision shall require Executive to violate Executive’s obligation to comply with valid legal process.
(d)	Nondisparagement. Executive covenants that during and following the Employment Term, Executive will not disparage or encourage or induce others to disparage the Company or its subsidiaries, together with all of their respective past and present directors and officers, as well as their respective past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers and each of their predecessors, successors and assigns (collectively, the “Company Entities and Persons”); provided that such limitation shall extend to past and present managers, officers, shareholders, partners, employees, agents, attorneys, servants and customers only in their capacities as such or in respect of their relationship with the Company and its subsidiaries. Nothing in this Agreement is intended to or shall prevent Executive from providing, or limiting testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, or in arbitration under Section 13.

(e)	Blue Pencil. It is the intent and desire of Executive and the Company that the provisions of this Section 11 be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 11 shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made.
(f)	Survival. Executive’s obligations under this Section 11 shall survive the termination of the Employment Term.
12.	Remedies for Breach of Obligations under Sections 10 or 11 hereof. Executive acknowledges that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Executive breaches Executive’s obligations under Sections 10 or 11 hereof. Accordingly, Executive agrees that the Company will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Executive of Executive’s obligations under Sections 10 or 11 hereof in any Federal or state court sitting in the Commonwealth of Pennsylvania, or, at the Company’s election, in any other state in which Executive maintains Executive’s principal residence or Executive’s principal place of business. Executive hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by the Company to obtain that injunctive relief, and Executive agrees that process in any or all of those actions or proceedings may be served by registered mail, addressed to the last address provided by Executive to the Company, or in any other manner authorized by law.
13.	Resolution of Disputes. Any claim or dispute arising out of or relating to this Agreement, any other Company Arrangement, Executive’s employment with the Company, or any termination thereof (collectively, “Covered Claims”) shall (except to the extent otherwise provided in Section 12 with respect to certain requests for injunctive relief) be resolved by binding confidential arbitration, to be held in Philadelphia, Pennsylvania, in accordance with the rules for the resolution of employment law disputes of the American Arbitration Association and this Section 13. Judgment upon such award may be entered in any court having jurisdiction thereof. Each party shall bear its (or his) own costs, including, without limitation, the fees and expenses of its (or his) own attorney, and the fees and expenses of the arbitrator shall be borne equally by each party.

14.	Representations and Warranties.
(a)	The Company represents and warrants that (i) it is fully authorized by action of the Board of Directors of the Company (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it, (ii) the execution, delivery and performance of this Agreement by it does not violate any applicable law, regulation, order, judgment or decree or any agreement, arrangement, plan or corporate governance document (x) to which it is a party or (y) by which it is bound, and (iii) upon the execution and delivery of this Agreement by the parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(b)	Executive represents and warrants to the Company that Executive is not a party to or otherwise bound by any agreement or arrangement (including, without limitation, any license, covenant, or commitment of any nature), or subject to any judgment, decree, or order of any court or administrative agency, that would conflict with or will be in conflict with or in any way preclude, limit or inhibit Executive’s ability to execute this Agreement or to carry out Executive’s duties and responsibilities hereunder.
15.	Miscellaneous.
(a)	Successors and Assigns.
(i)	This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and permitted assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. The Company may not assign or delegate any rights or obligations hereunder except to a successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company. The term “the Company” as used herein shall include a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
(ii)	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive, Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representatives.

(b)	Fees and Expenses. The Company shall pay reasonable and documented legal fees and related expenses, up to a maximum amount of $25,000, incurred by Executive in connection with the negotiation of this Agreement. Such reimbursement shall be made as soon as practicable, but in no event later than the end of the calendar year following the calendar year in which the expenses were incurred.
(c)	Indemnification. The Company shall indemnify Executive as provided in Company’s by-laws and Certificate of Incorporation.
(d)	Right to Counsel. Executive acknowledges that Executive has had the opportunity to consult with legal counsel of Executive’s choice in connection with the drafting, negotiation and execution of this Agreement and related employment arrangements.
(e)	Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by Certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the General Counsel of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
(f)	Withholding. The Company shall be entitled to withhold the amount, if any, of all taxes of any applicable jurisdiction required to be withheld by an employer with respect to any amount paid to Executive hereunder. The Company, in its sole and absolute discretion, shall make all determinations as to whether it is obligated to withhold any taxes hereunder and the amount hereof.
(g)	Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
(h)	Effect of Other Law. Anything herein to the contrary notwithstanding, the terms of this Agreement shall be modified to the extent required to meet the provisions of any federal law applicable to the employment arrangements between Executive and the Company. Any delay in providing benefits or payments, any failure to provide a benefit or payment, or any repayment of compensation that is required under the preceding sentence shall not in and of itself constitute a breach of this Agreement, provided, however, that the Company shall provide economically equivalent payments or benefits to Executive to the extent permitted by law.

(i)	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed in and to be performed entirely within such Commonwealth, without giving effect to the conflict of law principles thereof.
(j)	Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any employee handbook, personnel manual, program, policy, or arrangement of the Company or its affiliates (including, without limitation, any provisions relating to notice requirements and post-employment restrictions), the provisions of this Agreement shall control, unless the parties otherwise agree in a writing that expressly refers to the provision of this Agreement whose control he is waiving.
(k)	Beneficiaries/References. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
(l)	Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties hereunder shall survive the Employment Term and any termination of the Executive’s employment.
(m)	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
(n)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof; provided, however, that this Agreement shall not supercede the Change in Control Agreement between the Company and the Executive dated as of the day and year first above written (the “Change in Control Agreement”). Notwithstanding anything to the contrary contained herein, no payments shall be made (nor benefits provided) under Section 8 of this Agreement in the event that the Executive is entitled to payments or benefits under the Change in Control Agreement.
(o)	Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

ARMSTRONG WORLD INDUSTRIES, INC.
By:	/s/ Jeffrey D. Nickel
	Name:	Jeffrey D. Nickel
	Title:	Senior VP, Secretary & General Counsel

MATTHEW ESPE
/s/ Matthew Espe

EXHIBIT A
Current Board Memberships
Unisys Corporation
Graphic Packaging Holding Company

1

ARMSTRONG WORLD INDUSTRIES, INC. 2500 COLUMBIA AVE., LANCASTER, PA 17603 P.O. BOX 3001, LANCASTER, PA 17604 www.armstrong.com
Exhibit B
(Replacement Restricted Stock Unit Award)
{   }, 2010
Mr. Matthew Espe
Subject: Long-Term Incentive Plan Restricted Stock Unit Award
Dear Matthew:
This letter is to inform you that Armstrong’s Management Development and Compensation Committee granted you the following long-term incentive equity grant effective {   }, 2010:
{xxxxx} Restricted Stock Units
The award is subject to the terms of the 2006 Long-Term Incentive Plan and this grant letter.
Restricted Period. The restrictions will lapse and the restricted stock units will vest in three installments at one, two and three years following grant as follows: {xxxx} shares on {   }, 2011; {xxx} shares on {   }, 2012; and {xxx} shares on {   }, 2013. The restricted stock units will be paid in stock within sixty (60) days of the applicable vesting date.
Taxes. The company will use share tax withholding to satisfy your tax obligations unless you provide a payment to cover the taxes.
Employment Events. The following chart outlines the provisions which apply to the grant for various employment events.

Restricted Stock Unit
Event	Provisions
Voluntary resignation	• Forfeit unvested units
Termination for Cause (as defined in the Employment Agreement between you and the Company dated June _____, 2010 (the “Employment Agreement”))	• Forfeit unvested units
Involuntary termination without Cause	• Accelerated vesting
Voluntary termination for Good Reason (as defined in Employment Agreement)	• Accelerated vesting

1

Restricted Stock Unit
Event	Provisions
Death	• Accelerated vesting
Long-Term disability	• Accelerated vesting
Change in Control
•    Accelerated vesting upon failure of continuing or successor entity to assume or replace awards with new awards of equivalent value

•    Accelerated vesting of assumed or replaced award upon involuntary termination without Cause (as defined in the Change in Control Agreement between you and the Company dated June  _____, 2010 (the “Change in Control Agreement”)) or voluntary termination for Good Reason (as defined in the Change in Control Agreement) within 24 months of a Change in Control

Dividends. If the company makes cash dividend payments during the restriction period, the value of the dividends will accrue in a non-interest bearing account. You will receive a cash payment for the accrued dividends at the end of the restriction period. The payment would be adjusted proportionate to the earned shares.
Please contact Eileen Beck (ext. 4050) if you have questions.
Sincerely,
Jeffrey D. Nickel
Senior Vice President, General Counsel & Secretary
Enclosure
    2006 Long-Term Incentive Plan

2

ARMSTRONG WORLD INDUSTRIES, INC. 2500 COLUMBIA AVE., LANCASTER, PA 17603 P.O. BOX 3001, LANCASTER, PA 17604 www.armstrong.com
Exhibit C
(Inducement Stock Option Award)
{   }, 2010
Mr. Matthew Espe
Subject: Long-Term Incentive Plan Nonqualified Stock Options
Dear Matthew:
This letter is to inform you that Armstrong’s Management Development and Compensation Committee granted you the following long-term incentive equity grant effective {   }, 2010:
{xxxxx} Stock Options
The award is subject to the terms of the 2006 Long-Term Incentive Plan and this grant letter.
Stock Options
Each Stock Option entitles you to purchase one share of AWI common stock at an exercise price equal to ${   }, the New York Stock Exchange closing price of AWI stock on {Date of Grant}, 2010. You may pay the option exercise price in cash or by delivering shares of AWI stock you have owned for at least six months.
The options are non-qualified and have a ten-year term starting {   }, 2010. They will vest and become exercisable in three installments at one, two and three years following the date of grant as follows: {xxxx} shares on {   }, 2011; {xxx} shares on {   }, 2012; and {xxx} shares on {   }, 2013.

1

Employment Events
The following chart outlines the provisions which apply to the grant for various employment events.

Event	Stock Option Provisions
Voluntary resignation	• Forfeit vested and unvested options
Termination for Cause (as defined in the Employment Agreement between you and the Company dated June _____, 2010 (the “Employment Agreement”))	• Forfeit vested and unvested options
Retirement	• Forfeit unvested options • [ ] to exercise vested options (not to exceed original term)
Involuntary termination without Cause	• Forfeit unvested options • 3 years to exercise vested options (not to exceed original term)
Voluntary termination for Good Reason (as defined in employment agreement)	• Forfeit unvested options • 3 years to exercise vested options (not to exceed original term)
Death	• Accelerated vesting • 3 years to exercise vested options (not to exceed original term)
Long-Term disability	• Accelerated vesting • 3 years to exercise vested options (not to exceed original term)
Change in Control
•    Accelerated vesting upon failure of continuing entity to assume or replace awards with new awards of equivalent value

•    Accelerated vesting of, and 3 years to exercise, assumed or replaced award upon involuntary termination without Cause (as defined in the Change in Control Agreement between you and the Company dated June  _____, 2010 (the “Change in Control Agreement”)) or voluntary termination for Good Reason (as defined in the Change in Control Agreement) within 24 months of a Change in Control

Please contact Eileen Beck (ext. 4050) if you have questions.
Sincerely,
Jeffrey D. Nickel
Senior Vice President, General Counsel & Secretary
Enclosure
     2006 Long-Term Incentive Plan

2

ARMSTRONG WORLD INDUSTRIES, INC. 2500 COLUMBIA AVE., LANCASTER, PA 17603 P.O. BOX 3001, LANCASTER, PA 17604 www.armstrong.com
Exhibit D
(Inducement RSU Award)
{   }, 2010
Mr. Matthew Espe
Subject: Long-Term Incentive Plan Restricted Stock Unit Award
Dear Matthew:
This letter is to inform you that Armstrong’s Management Development and Compensation Committee granted you the following long-term incentive equity grant effective {   }, 2010:
{xxxxx} Restricted Stock Units
The award is subject to the terms of the 2006 Long-Term Incentive Plan and this grant letter.
Restricted Period. The restrictions will lapse and the restricted stock units will become fully vested if the targeted stock price as described below (“Stock Price Target”) has been achieved as of the applicable vesting date (“Time Vesting Date”) described below: (A) 50% of the restricted stock units will vest on December 31, 2012 IF the Stock Price Target of $55.00 has been achieved; (B) 50% of the restricted stock units will vest on December 31, 2013 IF the Stock Price Target of $70.00 has been achieved; and (C) if the restricted stock units do not vest in accordance with clause (A) and/or clause (B), the restricted stock units will vest when the applicable Stock Price Target is achieved, but only if they are achieved no later than December 31, 2014. To the extent that, as of December 31, 2014, the applicable Stock Price Targets set forth above have not been met, the restricted stock units shall be forfeited.
The company’s closing stock price must be equal to or above the Stock Price Target for fifteen (15) trading days in a twenty (20) consecutive trading day period at any time prior to the applicable Time Vesting Date (or by December 31, 2014) for awards to become vested.
The restricted stock units will be paid in stock within sixty (60) days of the applicable vesting event.
The following chart outlines the vesting schedule:

Stock Price Target	Time Vesting Date	# (%) of RSUs Vesting
$55	12/31/12	[ ] (50%)
$70	12/31/13	[ ] (50%)

1

Taxes. The company will use share tax withholding to satisfy your tax obligations unless you provide a payment to cover the taxes.
Employment Events. The following chart outlines the provisions which apply to the grant for various employment events.

Restricted Stock Unit
Event	Provisions
Voluntary resignation	• Forfeit unvested units
Termination for Cause (as defined in the Employment Agreement between you and the Company dated June _____, 2010 (the “Employment Agreement”))	• Forfeit unvested units
Involuntary termination without Cause	• If Stock Price Targets have been achieved, vesting accelerates • If Stock Price Targets have not been achieved, forfeiture of unvested awards
Voluntary termination for Good Reason (as defined in Employment Agreement)	• If Stock Price Targets have been achieved, vesting accelerates • If Stock Price Targets have not been achieved, forfeiture of unvested awards
Death	• If Stock Price Targets have been achieved, vesting accelerates • If Stock Price Targets have not been achieved, pro-rata vesting
Long-Term disability	• If Stock Price Targets have been achieved, vesting accelerates • If Stock Price Targets have not been achieved, pro-rata vesting

2

Restricted Stock Unit
Event	Provisions
Change in Control
•    If Stock Price Targets have been achieved, accelerated vesting upon failure of continuing entity to assume or replace awards with new awards of equivalent value

•    If Stock Price Targets have been achieved and awards have been assumed or replaced, accelerated vesting of awards upon involuntary termination without Cause (as defined in the Change in Control Agreement between you and the Company dated June  _____, 2010 (the “Change in Control Agreement”)) or voluntary termination for Good Reason (as defined in the Change in Control Agreement) within 24 months of a Change in Control

•    If Stock Price Targets have not been achieved, forfeiture of unvested awards

Dividends. If the company makes cash dividend payments during the restriction period, the value of the dividends will accrue in a non-interest bearing account. You will receive a cash payment for the accrued dividends at the end of the restriction period. The payment would be adjusted proportionate to the earned shares.
Please contact Eileen Beck (ext. 4050) if you have questions.
Sincerely,
Jeffrey D. Nickel
Senior Vice President, General Counsel & Secretary
Enclosure
     2006 Long-Term Incentive Plan

3

EXHIBIT E
FORM OF RELEASE AGREEMENT
THIS RELEASE AGREEMENT (the “Release”) is made as of this  _____  day of  _____,  _____, by and between Matthew Espe (“Executive”) and Armstrong World Industries, Inc. (the “Company”).
1.	FOR AND IN CONSIDERATION of the payments and benefits provided in the Employment Agreement between Executive and the Company dated as of _____ __, 2010, (the “Employment Agreement”), Executive, for himself or herself, his or her successors and assigns, executors and administrators, now and forever hereby releases and discharges the Company, together with all of its past and present parents, subsidiaries, and affiliates, together with each of their officers, directors, stockholders, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (hereinafter collectively referred to as the “Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, which Executive or Executive’s executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever; arising from the beginning of time up to the date of the Release: (i) relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the termination of Executive’s employment relationship with the Company or any of the Releasees; (ii) arising under or relating to the Employment Agreement; (iii) arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and/or the applicable state law against discrimination, each as amended; (iv) relating to wrongful employment termination or breach of contract; or (v) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company and any of the Releasees and Executive; provided, however, that notwithstanding the foregoing, nothing contained in the Release shall in any way diminish or impair: (i) the Executive’s ability to enforce the provisions of Section 8(d)(v) of the Employment Agreement, (ii) any direct or indirect holdings of equity in Armstrong World Industries, Inc. or any vested awards (or awards which may vest) which Executive has under any equity, equity-based, stock option or similar plan, agreement or program, which equity and awards shall be subject to all the terms and conditions of such documents; (iii) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans; and (iv) any rights or claims Executive may have that cannot be waived under applicable law; (collectively, the “Excluded Claims”). Executive further acknowledges and agrees that, except with respect to Excluded Claims, the Company and the Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with the Company or any of the Releasees, and that no further payments or benefits are owed to Executive by the Company or any of the Releasees.

1

2.	Executive understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.
3.	Executive acknowledges and agrees that Executive has been advised to consult with an attorney of Executive’s choosing prior to signing the Release. Executive understands and agrees that Executive has the right and has been given the opportunity to review the Release with an attorney of Executive’s choice should Executive so desire. Executive also agrees that Executive has entered into the Release freely and voluntarily. Executive further acknowledges and agrees that Executive has had at least forty-five (45) calendar days to consider the Release, although Executive may sign it sooner if Executive wishes. In addition, once Executive has signed the Release, Executive shall have seven (7) additional days from the date of execution to revoke Executive’s consent and may do so by writing to: Armstrong World Industries, Inc., P.O. Box 3001, Lancaster, Pennsylvania 17604, Attention: General Counsel. The Release shall not be effective, and no payments shall be due under the Employment Agreement, until the eighth (8th) day after Executive shall have executed the Release and returned it to the Company, assuming that Executive had not revoked Executive’s consent to the Release prior to such date.
4.	It is understood and agreed by Executive that the payment made to Executive is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.
5.	The Release is executed by Executive voluntarily and is not based upon any representations or statements of any kind made by the Company or any of the other Releasees as to the merits, legal liabilities or value of Executive’s claims. Executive further acknowledges that Executive has had a full and reasonable opportunity to consider the Release and that Executive has not been pressured or in any way coerced into executing the Release.
6.	The exclusive venue for any disputes arising hereunder shall be the state or federal courts located in the Commonwealth of Pennsylvania, and each of the parties hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

2

7.	The Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania. If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
8.	The Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.
IN WITNESS WHEREOF, Executive and the Company have executed the Release as of the date and year first written above.

ARMSTRONG WORLD INDUSTRIES, INC.
By:
Name:
Title:

MATTHEW ESPE

3